EXHIBIT 99.1

Hutchinson Technology Reports Preliminary Second Quarter Results

HUTCHINSON, Minn., April 1, 2015 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported preliminary results for its fiscal 2015 second quarter ended March 29, 2015. The company shipped approximately 101 million suspension assemblies in the fiscal 2015 second quarter, down 17% from 121.7 million in the preceding quarter. Rick Penn, Hutchinson Technology's president and chief executive officer, said that demand was below the company's expectations due to weakness in the personal computer market. "Cloud and hyperscale applications are expected to provide future growth for suspension assembly demand, but our current demand is still heavily weighted to PC applications," said Penn. Net sales for the quarter totaled approximately $62 million, compared with $72.4 million in the preceding quarter. Average selling price was $0.59, compared to $0.58 in the preceding quarter.

Regarding the company's optical image stabilization (OIS) actuator, Penn said that the company continues to focus on optimizing manufacturing processes and refining product designs. "As we work to win new programs, customer interest in our shape memory alloy (SMA) technology is encouraging," said Penn. "The smartphone camera market is in the early phases of adopting OIS technology, and as we've stated previously, we are still in the initial stages of developing this new opportunity."

Unrestricted cash totaled $42.6 million at the end of the fiscal 2015 second quarter, compared to $33.6 million at the end of the preceding quarter. During the second quarter, $7.5 million of cash that was previously restricted in use became available to the company as unrestricted cash after the expiration of a 120-day put option for certain holders of its 8.50% Convertible Senior Notes due 2019.

The company will provide further details in its second quarter results announcement and conference call.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of suspension assemblies and market adoption and production of OIS actuators. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to operate its assembly operation in Thailand and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823